EXHIBIT 21.1
SUBSIDIARIES

	Direct Ownership	Jurisdiction of
Company	and Percentage Ownership	Organization
Trico Marine Assets, Inc.	100% owned by Parent	Delaware
Trico Marine Operators, Inc.	100% owned by Parent	Louisiana
Trico Marine International, Ltd.	100% owned by Parent	Cayman Islands
Trico Marine International Holdings B.V.	100% owned by Parent	Netherlands
Trico Marine International, Inc.	100% owned by Trico Marine Assets, Inc.	Louisiana
Trico Supply AS	100% owned by Trico Marine Cayman, LP	Norway
Trico Shipping AS	100% owned by Trico Supply AS	Norway
Trico Supply (UK) Limited	100% owned by Trico Supply AS	England and Wales
Albyn Marine Limited	100% owned by Trico Supply (UK) Limited	Scotland
Trico Servicos Maritimos Ltda.	85.16% owned by Parent and 14.84% owned by Trico Marine Operators, Inc.	Brazil
Coastal Inland Marine Services Ltd.	99.99% owned by Parent and 0.01 % owned by Trico Marine Operators, Inc.	Nigeria
Servicios de Apoyo Maritimo de Mexico, S. de R.L. de CV.	99.97% owned by Parent and 0.03% owned by Trico Marine Operators, Inc.	Mexico
Naviera Mexicana de Servicios, S. de R.L de CV.	51% owned by Compania Maritima Mexicana de Servicios de Apoya a la Investigacion Cientifica, S.A. de C.V. and 49% owned by Parent	Mexico
Trico Marine Services (Hong Kong) Limited	100% owned by Trico Marine Assets, Inc.	Hong Kong
Trico Holdco LLC	100% owned by Parent	Delaware
Trico Marine Assets, LLC	100% owned by Trico Marine Assets, Inc.	Delaware
Eastern Marine Services Limited	49% owned by Trico Marine Services (Hong Kong) Limited and 51% owned by COSL-Hong Kong Limited	Hong Kong
Trico Marine Cayman, LP	Trico Holdco, LLC (GP-1%) and Parent (LP-99)%	Cayman Islands
Trico Subsea Holding AS	100% owned by Trico Supply AS	Norway
Trico Subsea AS	100% owned by Trico Supply AS	Norway